EXHIBIT 7C

For period ending 02/28/2010 file number 811-09253.

List the name of each series or portfolio and give a consecutive number to each series or portfolio starting with the number 1. Use this same numerical designation for each series or portfolio in the series information block in the top right corner of the screens submitted in this filing and in all subsequent filings on this form. This information is required each time the form is filed.

For the funds over #99, interested parties could refer to the most recent shareholder report for financial information.


Series
Number        Series Name                                            Is this the last filing for this Series?
                                                                                        (Y/N)

103           Wells Fargo Advantage Heritage Money Market Fund                            N
104           Wells Fargo Advantage Municipal Money Market Fund                           N
141           Wells Fargo Advantage Dow Jones Target 2015 Fund                            N
142           Wells Fargo Advantage Dow Jones Target 2025 Fund                            N
143           Wells Fargo Advantage Dow Jones Target 2035 Fund                            N
144           Wells Fargo Advantage Dow Jones Target 2045 Fund                            N
145           Wells Fargo Advantage Dow Jones Target 2050 Fund                            N